Managed Assets Trust
706453
Question 77C


Combined Special Meetings of the Portfolios

Combined Special Meetings of the Portfolios were held on June 23 and adjourned to June 30, 2005.

There were three proposals submitted to shareholders. Proposal 1 was the approval of the investment advisory contracts between the Portfolios and TAMIC. The agreements terminated as a matter of law at the closing of the MetLife Transaction. Proposal 2 was the approval of future subadvisory agreements without a shareholder vote.
Proposal 3 was the election of a new member of the Board of Trustees, Elizabeth Forget, who is affiliated with MetLife.

The shareholders approved all proposals.

The following table sets forth the number of shares voted for, against and withheld as to each Proposal.

 Proposal 1

Managed Assets Trust
For        15,133,968.018
Against     773,140.578
Withhold  1,397,718.404
Total     17,304,827.000

Total     19,084,560.000

Proposal 2

Managed Assets Trust
For          13,798,361.759
Against       2,007,286.196
Withhold      1,499,179.045
Total        17,304,827.000




Proposal 3

Managed Assets Trust
For          16,380,162.951
Against         924,664.049

Total         17,304,827.000